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                                                                    EXHIBIT 10.2

                            PARTICIPATION AGREEMENT


                 This Participation Agreement (this "Agreement"), dated as of May 16, 1996, is by and between Hardy Oil & Gas plc, a company incorporated in England as a public limited company ("Participant"), and Mariner Holdings, Inc., a Delaware corporation ("Newco").

                                    RECITALS

                 1. Pursuant to that certain Stock Purchase Agreement effective as of April 1, 1996, Newco has acquired all of the issued and outstanding shares of capital stock of Hardy Oil & Gas USA, Inc., a Delaware corporation ("Hardy"), which theretofore was an indirect wholly owned subsidiary of Participant.

                 2. Hardy has been engaged, inter alia, in the business of exploiting, developing and producing hydrocarbons in the Gulf of Mexico, and in particular, has engaged in and developed expertise in connection with the exploitation of prospects utilizing floating production facilities and/or subsea tieback systems.

                 3. Certain former key managers and executives of Hardy are now managers and executives of Operator.

                 4. Notwithstanding its sale of the stock of Hardy, Participant desires to continue to have the opportunity to participate in certain exploitation prospects which are generated by Newco and Newco desires for Participant to continue to have such opportunity, subject to the terms and conditions of this Agreement.

                 Now, therefore, in consideration of the premises and the mutual covenants and agreements herein contained, Participant and Newco hereby agree as follows:

                                I.  Definitions

                 "Affiliate" means, as to any Party, any Person or entity controlling, controlled by or under common control with such Party, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

                 "Assignment" has the meaning assigned to such term in Section 3.01.

                 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

                 "Exercise Notice" has the meaning assigned to such term in
Section 2.02.




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                 "Existing Operating Agreement" means, as to an Exploitation
Prospect, an operating agreement governing the Exploitation Prospect or any Lease therein at the time of the execution of this Agreement or at the time Operator acquires a Leasehold Interest in such Exploitation Prospect.

                 "Exploitation Prospect" means a Hydrocarbon reservoir within a specific area covered by a Lease or Leases, or portions thereof or undivided interests therein, in the United States federal waters offshore of any of the States of Texas, Louisiana, Mississippi, Alabama or Florida (Gulf of Mexico coast) which (i) exhibits a sufficient likelihood of such Hydrocarbon reservoir being economic, based on commercially producible shows of Hydrocarbons in a well drilled within such reservoir, together with other geological and geophysical data and interpretations, such that Operator in its reasonable judgment plans to develop such reservoir, (ii) is reasonably expected by Operator to be exploited and/or developed by utilizing a floating production facility and/or a subsea tieback system (where the estimated gross capital expenditures in respect of a subsea tieback system over the initial development period exceeds $150 million (including capitalized amounts relating to equipment leases)), and (iii) is generated by Operator and intended to be operated by Operator. As used in this definition, "generated by Operator" means that the decision to acquire Leasehold Interests is based primarily upon interpretations, ideas and concepts initially generated by Operator's employees and/or consultants; and if any officer, employee or consultant of Newco receives a generator's overriding royalty interest in respect of a prospect, such prospect shall conclusively be deemed to have been generated by Newco.

                 "Hydrocarbons" means all oil, gas and other liquid and gaseous hydrocarbons and all substances produced therewith and/or any combination of one or more of such substances.

                 "Lease" means a leasehold or other expense-bearing interest covering Hydrocarbons (including a farmout agreement or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof.

                 "Leasehold Interests" means, as to the Lease or Leases in an Exploitation Prospect, 100% of the interest in such Leases in which Operator acquires an interest (less the interest therein retained or held by the previous owner or owners thereof).

                 "Operating Agreement" means, as to an Exploitation Prospect, an Existing Operating Agreement or, if there is no Existing Operating Agreement, an operating agreement entered into pursuant to Section 3.03.

                 "Operator" means Newco and shall include any Affiliate of Newco, except Affiliates engaged in the oil and gas business as at the date hereof, and Affiliates who do not utilize, directly or indirectly, the services of David S. Huber, Robert E. Henderson, Richard R. Clark, Michael W. Strickler, James M. Fitzpatrick, and/or Gary M. Pedlar.

                 "Option" has the meaning assigned to such term in Section 2.02.





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                 "Option Notice" has the meaning assigned to such term in
Section 2.01.

                 "Party" or "Parties" means any party or parties to this Agreement.

                 "Person" means an individual, corporation, partnership, association, tract or other entity.

                 "Sunk Costs" means, as to an Exploitation Prospect, the direct costs and expenses (including but not limited to Lease acquisition costs, delay rentals, seismic and other geophysical costs and operating costs) incurred by Operator in connection with the Leasehold Interests in such Exploitation Prospect prior to the Trigger Date for such Exploitation Prospect, including a prospect fee of $250,000 on an 8/8ths basis in lieu of any and all overhead charges incurred prior to the Trigger Date.

                 "Title Materials" means, as to an Exploitation Prospect, copies of all materials in Operator's possession relating to Operator's title to the Leasehold Interests in such Exploitation Prospect, including but not limited to title opinions, the Leases, assignments, overriding royalty assignments, Existing Operating Agreements, production sales contracts and any other documents or instruments which encumber or burden such Leasehold Interests or the production of Hydrocarbons therefrom.

                 "Trigger Date" means, as to an Exploitation Prospect, the date on which Operator acquires Leasehold Interests or a contractual right to acquire Leasehold Interests in such Exploitation Prospect.

                          II.  Exploitation Prospects

         2.01 Option Notice. Within ten (10) days after the Trigger Date in respect of an Exploitation Prospect, Operator shall deliver to Participant a written notice ("an Option Notice") of such Trigger Date, which Option Notice will be accompanied by the following data and information with respect to the Exploitation Prospect to which such Trigger Date relates:

                 (a) the location of all pertinent geological and geophysical data, which will be made available to Participant;

                 (b) a map identifying the location of the Exploitation Prospect and the location of the Leasehold Interests therein;

                 (c)      a legal description of such Leasehold Interests;

                 (d)      the Sunk Costs for such Exploitation Prospect;





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                 (e)      an estimate and breakdown of the estimated capital
         expenditures for such Exploitation Prospect; and

                 (f)      the Title Materials relating to such Exploitation
         Prospect.

In acquiring Leasehold Interests in an Exploitation Prospect, Operator will use its best efforts to accomplish such acquisition so that any approvals, consents to assignment or preferential purchase rights which apply to such acquisition by virtue of any Existing Operating Agreement or otherwise will not again apply separately to the exercise of and assignment pursuant to an Option.

         2.02 Exercise of Option. Upon receipt of an Option Notice, Participant shall have the exclusive and irrevocable option, subject to the terms of this Section 2.02 (an "Option") to elect to acquire up to an undivided twenty-five percent (25%) of the Leasehold Interests in the Exploitation Prospect to which such Option Notice relates, which option shall be exercised by giving Operator written notice thereof (an "Exercise Notice") within ten
(10) Business Days after Participant's receipt of the Option Notice, which Exercise Notice shall be irrevocable and shall specify the percentage interest of the Leasehold Interest which Participant elects to acquire. If the Option Notice specifies that speedy response is appropriate, Participant will use its best efforts to respond as quickly as possible. In the event Participant does not give Operator an Exercise Notice within said ten (10) Business Day period, Participant shall conclusively be deemed to have elected not to exercise such Option.

         2.03 Confidentiality. All information provided by Operator to Participant in connection with an Option Notice shall be held by Participant in strict confidence and shall not be disclosed to any third party (provided that Participant may disclose such information to its Affiliates, agents and representatives to the extent necessary to evaluate such information and Participant shall cause all of its Affiliates, officers, directors, agents and representatives with access to such information to hold such information in strict confidence) except as required by laws, regulations or stock exchange rules. With respect to any Exploitation Prospect to which Participant does not elect to participate (or is deemed not to have elected to participate), all information regarding such Exploitation Prospect provided to Participant by Operator shall be promptly returned to Operator and any information regarding such Exploitation Prospect generated by Participant shall be destroyed. Any oral information regarding such Exploitation Prospect shall continue to be held by Participant in strict confidence.

                                III.  Assignment

         3.01 Assignment. After (i) receipt of an Exercise Notice, (ii) upon ratification or execution of an Operating Agreement pursuant to Section 3.03, and (iii) upon Operator's acquisition of the Leasehold Interests, Operator shall deliver to an Affiliate of Participant designated by Participant and qualified to hold Leasehold Interests an assignment (an "Assignment"), assigning to such Affiliate the percentage Leasehold Interest specified in such Exercise Notice, which Assignment will contain a special warranty of title by Operator, subject to all royalties, overriding





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royalties and other burdens or encumbrances (including joint operating agreements, farmout agreements and similar agreements) borne by Operator as of the Trigger Date (including without limitation any overriding royalty interests owed by Operator as of the Trigger Date to any of Operator's employees and/or their consultants) with respect to such Leasehold Interests or otherwise burdening such Leasehold Interests.

         3.02 Payment. Contemporaneously with the receipt of an Assignment, or, in the case of a farmout agreement or other contractual right to acquire a Leasehold Interest, at the time of ratification or execution of the Operating Agreement, Participant shall pay to Operator, in immediately available funds and in U.S. Dollars, an amount equal to the product of (a) the Sunk Costs specified in Section 2.01(d) in respect of the relevant Exploitation Prospect, times (b) the percentage interest specified in the Exercise Notice in respect of the relevant Exploitation Prospect. Participant shall have the right to audit, during Operator's normal business hours, at its sole cost and expense, said Sunk Costs within 6 months after an Option Notice. Any such audit shall not unreasonably interfere with Operator's conduct of its business.

         3.03 Operating Agreement. Participant shall ratify the Existing Operating Agreement, if any, applicable to the Exploitation Prospect, and assume its proportionate obligations thereunder. If there is no Existing Operating Agreement as to an Exploitation Prospect, the Parties will execute a mutually agreeable joint operating agreement governing operations on such Exploitation Prospect, which joint operating agreement will contain terms and provisions which would generally be acceptable to a reasonable, prudent operator of a similarly situated prospect; provided, however, that in any event such joint operating agreement will provide that non-consent to the drilling of the first well on an Exploitation Prospect after the Trigger Date will result in forfeiture of the non-consenting party's interest. In the event the Parties are unable to mutually agree on a joint operating agreement within 30 days after the Exercise Option, those issues which have not been agreed may be submitted by any Party to arbitration pursuant to the procedures set forth in Exhibit A attached hereto and hereby made a part hereof.

                                   IV.  Term

                 4.01 Term. This Agreement shall become effective on the date first above set forth and shall terminate on the third anniversary date thereof; provided, that the provisions of Section 2.03 shall survive any termination of this Agreement.

                      V.  Geological and Geophysical Data

                 5.01 Data. Participant will have a beneficial ownership interest in all pertinent geological data and geophysical data (in the form of reproducible copies of processed geophysical data only) owned (but not licensed) by Operator pertaining to any Exploitation Prospect after Participant has given an Exercise Notice as to such Exploitation Prospect. Subject to the following provisions of this Section 5.01, Participant shall be entitled to copies of such geological data and geophysical data at any time during the term of this Agreement. If Participant desires a copy of any





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tape that pertains in part to such Exploitation Prospect, Participant will bear the cost of reproduction thereof. However, where Operator acquired geological data or seismic data as a result of Operator's participation in a group seismic acquisition program, or by trade or other arrangement where Operator's use and release of such data is restricted by contract, Participant shall not have an ownership interest therein but shall be allowed to examine such data to the extent authorized by such contract; if any such restriction is terminated and Participant owns an interest in such Exploitation Prospect, Participant shall then be entitled to an ownership interest in such data.

                          VI.  Subsequent Acquisitions

                 6.01 Subsequent Acquisitions. If Operator shall acquire any interest in a Lease covering areas within an Exploitation Prospect in which Participant has elected to participate, which interest was not covered by the Option Notice relating to such Exploitation Prospect, Operator shall notify Participant in writing of such acquisition, all the costs thereof, and shall furnish to Participant any title information available to Operator.
Participant shall have a period of ten (10) days after receipt of such notice within which to elect, by notice in writing, to participate in such acquisition insofar as it relates to areas within such Exploitation Prospect. Failure to make an election within such 10-day period shall be deemed an election not to participate. If Participant elects not to participate, Operator shall own the acquired interest free of this Agreement. If Participant elects to participate, Operator shall deliver to Participant an Assignment conveying an undivided twenty-five percent (25%) interest in the acquired interest upon receipt by Operator of reimbursement to Operator for twenty-five percent (25%) of the cost of the acquisition. In like manner, if Participant or any Affiliate of Participant independently purchases or otherwise acquires an interest in a Lease covering areas in an Exploitation Prospect, Participant or such Affiliate shall offer Operator the right to acquire in the same manner as described above an undivided seventy-five percent (75%) interest in such acquired interest insofar as it relates to areas within such Exploitation Prospect.

                    VII.  Assignment, Successors and Assigns

                 7.01 Assignment. Neither Party shall assign any of its rights or obligations hereunder (excluding its rights or interests in any Leasehold Interests, assignment of which shall be governed by the applicable Operating Agreement) without the consent of the other Party, except that such consent shall not be required for an assignment to an Affiliate; subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding on the Parties hereto and their respective successors and assigns. All of the provisions of this Agreement shall be deemed covenants running with the Leasehold Interests which become subject to this Agreement; however, it is not contemplated that this Agreement shall be placed of record in any jurisdiction.

                              VIII.  Miscellaneous

                 8.01 Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission) and shall be given,





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                 If to Operator to:

                                           Mariner Holdings, Inc.
                                           1400 Smith Street
                                           Houston, Texas 77002
                                           Attn:   Brenda McGee, Specialist

                 If to Participant to:

                                           Hardy Oil & Gas plc
                                           Commonwealth House
                                           2 Chalkhill Road
                                           London, England W68DW
                                           Tel:    0181-741-7373
                                           Fax:    0181-741-7172
                                           Attn:   David Hobbs

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any new address added pursuant to the provisions of this Section 8.01 shall be binding on the parties.

                 8.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

                 (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 8.03 Governing Law. This Agreement and all disputes in respect of this Agreement shall be governed by and construed in accordance with the laws of Texas, without giving effect to principles of conflicts of laws.

                 8.04 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 8.05 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the





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subject matter of this Agreement.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                 8.06 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                              MARINER HOLDINGS, INC.



                                              By:  /s/ JERE C. OVERDYKE
                                                   ----------------------------
                                                   Jere C. Overdyke
                                                   Vice President

                                              HARDY OIL & GAS PLC


                                              By:  /s/ DAVID HOBBS
                                                   ----------------------------
                                                   David Hobbs
                                                   General Manager





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